Exhibit 4.10

COCA-COLA PLAZA
ATLANTA, GEORGIA

ADDRESS REPLY TO

P.O. BOX 1734

ATLANTA, GA 30301

404-676-2121

September 20, 2022

Rio de Janeiro Refrescos Ltda.

Rua André Rocha nº 2299, Jacarepaguá Rio de Janeiro

Brazil

Greetings:

Reference is made to the Bottler’s Agreement effective October 4, 2017, by and between THE COCA-COLA COMPANY (hereinafter the “Company”) and RIO DE JANEIRO REFRESCOS LTDA. (hereinafter the “Bottler”), authorizing the Bottler to prepare and package the Beverage COCA-COLA and any ancillary authorizations for other Company Beverages for sale and distribution under the Trade Marks in the specified Territory granted by the Company to the Bottler (hereinafter collectively referred to as the “Bottler’s Agreements”). The terms used herein have the same meaning assigned to them as in the Bottler’s Agreements unless otherwise specifically stated.

The terms of the Bottler’s Agreements are hereby extended from October 4, 2022, the date of expiration thereof, to

October 4, 2027

Except as herein modified, said Bottler’s Agreements and all of its stipulations, covenants, agreements, terms, conditions and provisions, shall continue in full force and effect, provided they shall finally terminate on October 4, 2027, without the right of a tacit renewal being claimed by you.

Please indicate your agreement by signing and returning the enclosed two duplicates hereof.

Sincerely,		Accepted:
THE COCA-COLA COMPANY		RIO DE JANEIRO REFRESCOS LTDA.

By:	/s/ Mark Randazza	By:	/s/ Renato Barbosa	/s/ John David Bourchier Parkes Dick
	Authorized Representative		Authorized Representative

Classified - Confidential